EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Relations Contacts:
Deron Smith Edelman for MetroPCS 214.443.7568 deron.smith@edelman.com	Sarika Patel Edelman for MetroPCS 214.443.7598 sarika.patel@edelman.com
Unlimited Wireless Carrier MetroPCS
Launches Service in Las Vegas
New Unlimited, Flat-rate, No Signed Contract Calling Plans Are Most Affordable in the Market
LAS VEGAS — (March 28, 2008) — Residents of Las Vegas now have a new alternative to costly traditional wireless service plans. MetroPCS Communications, Inc. (NYSE: PCS), the nation’s leading provider of unlimited wireless communications service, today announced the launch of its low cost flat-rate unlimited wireless service in Las Vegas, providing the people of Las Vegas the freedom to enjoy more flexible wireless options.
     MetroPCS offers a diverse selection of “talk all you want” plans and enhanced service packages so that residents of Las Vegas can create a customized wireless experience that best fits their lifestyle. With MetroPCS service plans, customers pay by the month, not by the minute, and services do not require a signed contract, minimum balance or deposit. Service plans start as low as $30 and unlimited long distance service to the 48 contiguous states is available with service plans as low as $35 a month. As an added benefit, customers in the Las Vegas market will also be able to use their wireless service in all MetroPCS markets including Los Angeles, San Francisco and Sacramento for no additional charge.
     “Las Vegas has a very diverse consumer base whose lifestyles and wireless needs vary,” said Joe Perez, regional vice president of sales and marketing for MetroPCS Las Vegas. “As a new member of this community, MetroPCS demonstrates its commitment to the area by offering consumers in Las Vegas a new, more flexible and affordable option for unlimited wireless service. Our flat-rate unlimited low cost plans make it possible for consumers to eliminate their home phone and have one phone — their MetroPCS phone. We believe we will be the natural choice of wireless service for those who live, work and play in the Las Vegas area.”
     With more than 4 million subscribers nationwide, continued consumer demand for MetroPCS’ unlimited, no signed contract, flat-rate wireless service has been the driving factor behind the company’s expansion across the country and now to Las Vegas.
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MetroPCS Launches Las Vegas

     Upon launch in Las Vegas, MetroPCS plans to have approximately 60 locations in the greater Las Vegas area. MetroPCS plans to have four additional company owned stores opened by the end of July. In addition to bringing a new low price, flat-rate wireless service, MetroPCS’ entry in to the market will provide a positive stimulus for the local economy by creating an estimated 150 jobs by the end of 2008.
     MetroPCS’ wireless plans range from $30 to $50 per month and allow subscribers to talk all they want, 24-hours-a-day, seven days a week. Unlike most carriers, MetroPCS does not require a signed contract, which means that consumers can activate service without going through a credit check or paying a deposit. Many of the plans include unlimited features such as voicemail, caller ID, call waiting, three-way calling, text and picture messaging, push e-mail, mobile Internet browsing, mobile instant messaging, and Metro411, a voice-activated, premium directory assistance service
     Consumers can visit any of MetroPCS’ current Las Vegas authorized dealer locations and company-owned retail locations or visit MetroPCS’ Web site at www.metropcs.com to sign up for service plans, and choose from a lineup of wireless phones from the top handset manufacturers.
About MetroPCS Communications, Inc.
Dallas-based MetroPCS Communications, Inc. (NYSE: PCS) is a provider of unlimited wireless communications service for a flat-rate with no signed contract. MetroPCS owns or has access to licenses covering a population of approximately 140 million people in 14 of the top 25 largest metropolitan areas in the United States, including New York, Philadelphia, Boston, Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, Las Vegas, Los Angeles, San Francisco and Sacramento. As of December 31, 2007, MetroPCS had approximately 4 million subscribers and offers service in the Miami, Orlando, Sarasota, Tampa, Atlanta, Dallas, Detroit, Los Angeles, San Francisco, and Sacramento metropolitan areas. MetroPCS is among the first wireless operators to deploy or use an all-digital network based on third-generation infrastructure and handsets. For more information please visit www.metropcs.com.
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